EXHIBIT 10.2

ZOETIS

SUPPLEMENTAL SAVINGS PLAN

SECTION 3. PARTICIPATION		6

3.1	DESIGNATION OF ELIGIBLE EMPLOYEES	6
3.2	ANNUAL ENROLLMENT ELECTION	6
3.3	SPECIAL ENROLLMENT ELECTION	7
3.4	AMENDMENT OR SUSPENSION OF ELECTION	7
3.5	AMOUNT OF ELECTION	7

SECTION 4. EMPLOYER ACCRUALS		7

4.1	EMPLOYER ACCRUAL MATCHING CONTRIBUTIONS	7
4.2	EMPLOYER ACCRUAL PROFIT SHARING CONTRIBUTIONS	8
4.3	VESTING	8
4.4	FORFEITURE OF NONVESTED CONTRIBUTIONS	8

SECTION 5. INDIVIDUAL ACCOUNT		8

5.1	CREATION OF ACCOUNTS	8
5.2	PAYMENT OPTION ELECTIONS	8
5.3	EXCEPTIONS TO BINDING PAYMENT OPTION ELECTION	10
5.4	INVESTMENTS	10

SECTION 6. DISTRIBUTION OF ACCOUNTS		11

6.1	DISTRIBUTION OF BENEFITS	11
6.2.	BENEFITS SUBJECT TO WITHHOLDING	11
6.3	DISABILITY	11
6.4	DISTRIBUTIONS ON ACCOUNT OF UNFORESEEABLE EMERGENCY; PHARMACIA SAVINGS PLUS+PLAN	12
6.5	DELAY FOR KEY EMPLOYEES	12
6.6	DISTRIBUTIONS UPON DEATH	12
6.7	CHANGE IN CONTROL; PHARMACIA SAVINGS PLUS+PLAN	12
6.8	SUBSEQUENT ELECTIONS	13
6.9	EFFECT OF TAXATION	13
6.10	PERMITTED DELAYS	13

SECTION 7. NATURE OF INTEREST OF MEMBER		14

7.1	GENERAL	14
7.2	FUNDING UPON CHANGE IN CONTROL	14

SECTION 8. ADMINISTRATION		15

8.1	COMMITTEE	15
8.2	POWERS OF THE COMMITTEE	15
8.3	CLAIMS PROCEDURE	15
8.4	LIMITATION ON PERIOD FOR FILING CLAIMS	16

SECTION 9. NO EMPLOYMENT RIGHTS		16

SECTION 10. AMENDMENT, SUSPENSION, AND TERMINATION		17

SECTION 11. PROVISIONS GOVERNED BY CODE SECTION 409A		17

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SECTION 1. PURPOSE OF THE PLAN.

1.1 Purpose. This Plan is an unfunded plan of deferred compensation known as the “Zoetis Supplemental Savings Plan.” The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his or her Excess Regular Earnings and Excess Bonus Compensation, and to receive and defer certain Company contributions as may be provided pursuant to Section 4. For purposes of ERISA, all contributions made under the Plan, plus earnings thereon, shall be treated as made under a “top-hat” plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meanings of Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.

1.2 Description of the Plan. This Plan became effective on June 24, 2013. The provisions of this Plan shall govern Accounts established under this Plan on and after June 24, 2013 and Transferred Accounts, provided, except as specifically otherwise provided herein, Transferred Accounts shall be governed by the terms of the Prior Plans as follows:

(i) Grandfathered Amounts of Transferred Accounts held by Members who were participants in the Pharmacia Savings Plus+Plan on December 31, 2004 shall be governed by the provisions of the Pharmacia Savings Plus+Plan as amended and restated effective July 1, 2002;

(ii) Grandfathered Amounts of Transferred Accounts held by Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan on December 31, 2004 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective February 1, 2002;

(iii) Transferred Accounts held by Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan for the period from January 1, 2005 through December 31, 2007 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective January 1, 2012, except to the extent the provisions of such Prior Plan are inconsistent with the administrative practices, policies, election forms and participant communications designed for reasonable good faith compliance with Section 409A during that interim period, which are incorporated therein by reference;

(iv) Transferred Accounts of Members who were participants in the Pfizer Nonfunded Deferred Compensation and Savings Plan for the period from January 1, 2008 through June 24, 2013 shall be governed by the provisions of the Pfizer Nonfunded Deferred Compensation and Savings Plan as amended and restated effective January 1, 2012; and

(v) Transferred Accounts of Members who were participants in the Wyeth Supplemental Employee Savings Plan prior to June 24, 2013 shall be governed by the provisions of the Wyeth Supplemental Employee Savings Plan.

SECTION 2. DEFINITIONS.

The following words and phrases as used in this Plan have the following meanings:

2.1 Account. The term “Account” means a Member’s individual account(s), as described in Section 5.1 of the Plan.

2.2 Annual Enrollment. The term “Annual Enrollment” means the time period, as determined by the Committee in its sole and absolute discretion, prior to the beginning of a Plan Year, and no later than December 31st of the immediately preceding calendar year, in which Eligible Employees can elect to enroll or change their deferral elections with respect to Excess Regular Earnings and Excess Bonus Compensation under the Plan.

2.3 Beneficiary. For all Accounts and Transferred Accounts, the term “Beneficiary” means the beneficiary on file with the Company for a Member’s account(s) under the Plan or, if none is on file, the person or entity who is the “Beneficiary” under the Qualified Plan. A Member may designate a beneficiary for a Member’s account(s) under the Plan by properly filing a beneficiary form with the Committee or its authorized designee in accordance with the rules established by the Committee.

2.4 Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.

2.5 Bonus Compensation. The term “Bonus Compensation” means bonus compensation earned pursuant to the Zoetis Inc. Annual Incentive Plan.

2.6 Code. The term “Code” means the Internal Revenue Service Code of 1986, as amended.

2.7 Committee. The term “Committee” means the Zoetis Savings Plan Committee, or any other person or entity that the Committee has authorized to act on its behalf under the Plan.

2.8 Company. The term “Company” means Zoetis Inc., a Delaware corporation, and any successor corporation.

2.9 Disability. The term “Disability” shall have the same meaning as the term “Disabled” under the Zoetis Long Term Disability Plan, provided such Disability also qualifies as a “Disability” under Treasury Regulation Section 1.409A-3(i)(4).

2.10 Eligible Employee. The term “Eligible Employee” means any “Participant” as defined under the Qualified Plan who:

(i) (a) the Company determines, based on projections of Plan Compensation for the calendar year in which Annual Enrollment occurs (or as otherwise determined based on consistent rules established by the Committee in its sole and absolute discretion and in accordance with Section 409A), is expected to have annualized Plan Compensation for the applicable Plan Year in excess of the limitation of Section 401(a)(17) of the Code, or (b) whose base salary for the applicable Plan Year is expected to be at least equal to the limitation of Section 401(a)(17) of the Code for the calendar year in which Annual Enrollment occurs;

(ii) received a Profit Sharing Contribution for the Plan Year prior to the Plan Year for which the individual is eligible to make an election pursuant to Section 5.2(a)(ii);

(iii) receives a profit sharing contribution under the Qualified Plan for a Plan Year that is limited by Section 401(a)(17) of the Code which results in an Employer Accrual pursuant to Section 4.2; or

(iv) any other person who is a member of a select group of management or highly compensated employees of the Company and who is designated by the Committee or an authorized officer of the Company (or his or her delegate) as an Eligible Employee.

2.11 Employer. The term “Employer” means the Company and any other entity with which the Company would be considered a single employer under Code Section 414 (b) or (c), provided that, in applying Code Sections 1563(a)(1), (2) and (3) and for purposes of determining a controlled group of corporations under Section 414(b), “50 percent” shall be used instead of “80 percent”, and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), “50 percent” shall be used instead of “80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2.

2.12 Employer Accrual. The term “Employer Accrual” means the employer contributions described in Sections 4.1 and 4.2.

2.13 ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14 Excess Bonus Compensation. The term “Excess Bonus Compensation” means the portion of Bonus Compensation earned with respect to a Plan Year that exceeds the limitation of Section 401(a)(17) of the Code for the year in which the Bonus Compensation is paid when taken together with all other compensation counted against such limit for such year.

2.15 Excess Bonus Compensation Deferrals. The term “Excess Bonus Compensation Deferrals” means the portion of a Member’s Excess Bonus Compensation that the Member elects to defer under the terms of the Plan.

2.16 Excess Regular Earnings. The term “Excess Regular Earnings” means the portion of Regular Earnings for a Plan Year that exceeds the limitation of Section 401(a)(17) of the Code for the year in which the Regular Earnings are paid when taken together with all other compensation counted against such limit for such year.

2.17 Excess Regular Earnings Deferrals. The term “Excess Regular Earnings Deferrals” means the portion of a Member’s Excess Regular Earnings that the Member elects to defer under the terms of the Plan.

2.18 Grandfathered Amounts. The term “Grandfathered Amounts” shall mean (a) the portion of a Member’s Transferred Account that includes a “Grandfathered Account” under the Wyeth Supplemental Employee Savings Plan (and as defined therein), and (b) the portion of a Member’s Transferred Account that reflects the amount that was earned and vested prior to 2005 (within the meaning of Section 409A and regulations thereunder) under the Pfizer Nonfunded Deferred Compensation and Savings Plan or the Pharmacia Savings Plus+Plan, and earnings thereon.

2.19 Key Employee. Through February 28, 2014, the term “Key Employee” means any employee designated as a key employee under the Pfizer Nonfunded Deferred Compensation and Savings Plan. Thereafter, the term “Key Employee” means any employee on U.S. payroll (i) classified as ZET, ZET-1 (with a global job level 110 of higher) or global job 120, and (ii) listed as a key employee pursuant to the rules set forth below. A list of Key Employees shall be determined using the foregoing classification system and an identification date of February 28th each year and any such list of key employees shall be effective for the twelve (12) month period beginning on the March 1st following the identification date; provided that, effective June 24, 2014, a list of Key Employees shall be determined using the foregoing classification system and an identification date of December 31st each year and any such list of key employees shall be effective for the twelve (12) month period beginning on the April 1st following the identification date.

2.20 Matching Contribution. The term “Matching Contribution” means an Employer Accrual made pursuant to Section 4.1 below.

2.21 Member. The term “Member” means (i) an Eligible Employee who has made Excess Regular Earnings Deferrals, Excess Bonus Compensation Deferrals or is otherwise credited with an Employer Accrual and who has an Account, or (ii) any individual who is an employee of an Employer as of June 24, 2013 and who has a Transferred Account.

2.22 Payment Option. The term “Payment Option” means the following forms of payment under which an Eligible Employee may elect to receive amounts credited to his or her Account upon his or her Separation from Service with the Employer: (i) single sum payable in the January following the Member’s Separation from Service with the Employer, or (ii) substantially equal annual installment payments over a period of two (2) to twenty (20) years, with the first installment to be paid the January following the Member’s Separation from Service. Where payment of the Account is made in installment payments, the first installment shall be a fraction of the value of the Member’s Account as of the applicable valuation date, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time. Each subsequent installment shall be calculated in the same manner, except that the denominator shall be reduced by the number of installments that have been paid previously.

2.23 Pharmacia Savings Plus+Plan. The term Pharmacia Savings Plus+Plan means the Pharmacia Savings Plus+Plan, effective July 1, 1999, as subsequently amended and restated effective July 1, 2002 which was merged into the Pfizer Nonfunded Deferred Compensation and Savings Plan effective January 1, 2008.

2.24 Plan. The term “Plan” means this Zoetis Supplemental Savings Plan, as set forth herein and as amended from time to time.

2.25 Plan Compensation. The term “Plan Compensation” shall have the meaning set forth in the Qualified Plan.

2.26 Plan Year. The term “Plan Year” means the calendar year.

2.27 Prior Plan. The term “Prior Plan” means: (i) with respect to non-Grandfathered Amounts of Transferred Accounts related to the period from January 1, 2005 through June 24, 2013 and attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, the Pfizer Nonfunded Deferred Compensation and Savings Plan, as amended and restated as of January 1, 2012 (attached hereto as Exhibit A), (ii) with respect to Grandfathered Amounts of Transferred Accounts attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, the Pfizer Nonfunded Deferred Compensation and Savings Plan as in effect on October 3, 2004, which has not been materially modified (attached hereto as Exhibit B), (iii) with respect to Grandfathered Amounts of Transferred Accounts attributable to the Pharmacia Savings Plus+Plan, the Pharmacia Savings Plus+Plan as in effect on October 3, 2004, which has not been materially modified (attached hereto as Exhibit C), and (iv) with respect to Transferred Accounts related to the period prior to June 24, 2013 and attributable to the Wyeth Supplemental Employee Savings Plan, the Wyeth Supplemental Employee Savings Plan (attached hereto as Exhibit D).

2.28 Profit Sharing Contribution. The term “Profit Sharing Contribution” means an Employer Accrual made pursuant to Section 4.2 below.

2.29 Qualified Plan. The term “Qualified Plan” means the Zoetis Savings Plan.

2.30 Regular Earnings. The term “Regular Earnings” shall mean Plan Compensation for a Plan Year, provided that (i) “Regular Earnings” shall not include Bonus Compensation, and (ii) “Regular Earnings” for a Plan Year shall include any commissions earned with respect to that Plan Year but paid during the Plan Year or in the next following Plan Year.

2.31 Section 409A. The term “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

2.32 Separation from Service. The term “Separation from Service” means a “separation from service” within the meaning of Section 409A.

2.33 Special Enrollment. The term “Special Enrollment” means the time period, as determined by the Committee in its sole and absolute discretion, on or before June 30th of the Plan Year with respect to which Bonus Compensation is earned, in which certain Eligible Employees can elect to enroll or change their deferral elections under the Plan with respect to Excess Bonus Compensation.

2.34 Transferred Account. The term “Transferred Account” means an account held by any individual who is an Employee of an Employer which account is transferred to the Plan and which relates to: (i) non-Grandfathered Amounts related to the period from January 1, 2005 through June 24, 2013 (including, without limitation, all amounts paid in 2013 through such date and deferred into such account pursuant to the Employee’s deferral election with Pfizer) and attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, (ii) Grandfathered Amounts attributable to the Pfizer Nonfunded Deferred Compensation and Savings Plan, (iii) Grandfathered Amounts attributable to the Pharmacia Savings Plus+Plan, the Pharmacia Savings Plus+Plan, and (v) amounts related to the period prior to June 24, 2013 (including, without limitation, all amounts paid in 2013 through such date and deferred into such account pursuant to the Employee’s deferral election with Pfizer) and attributable to the Wyeth Supplemental Employee Savings Plan.

2.35 Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, or dependent (as defined in Section 152(a) of the Code); the Member’s loss of property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Member’s control, within the meaning of Section 409A. Withdrawals for Unforeseeable Emergencies are only available to Members who were participants in, and with respect to the portion of a Member’s Transferred Account that was credited under, the Pharmacia Savings Plus+Plan (as adjusted for earnings and losses) on December 31, 2007, other than Grandfathered Amounts that are governed under the distribution rules of that Pharmacia Savings Plus+Plan.

2.36 Wyeth Supplemental Employee Savings Plan. The term “Wyeth Supplemental Employee Savings Plan” means the Wyeth Supplemental Employee Savings Plan as amended and restated effective January 1, 2005 and as further amended pursuant to the First Amendment dated October 5, 2009, Second Amendment dated October 12, 2009, Third Amendment dated December 21, 2011 and Fourth Amendment dated December 21, 2011.

SECTION 3. PARTICIPATION.

3.1 Designation of Eligible Employees. The Committee in its sole and absolute discretion will designate as Eligible Employees those employees who satisfy the terms of Section 2.10 and are eligible to participate in the Plan.

3.2 Annual Enrollment Election. An Eligible Employee may elect to make Excess Regular Earnings Deferrals and Excess Bonus Compensation Deferrals in an amount specified in accordance with Section 3.5(a) by submitting a proper and timely election to do so under the Plan during Annual Enrollment for a Plan Year and in accordance with this Section 3.2, the requirements of Section 409A and any rules established by the Committee. Any such election shall continue in effect until amended or suspended pursuant to Section 3.4 below. Notwithstanding anything stated herein, deferral elections made under the Pfizer Nonfunded Deferred Compensation and Savings Plan for calendar year 2013 shall apply for purposes of Excess Regular Earnings Deferrals and Excess Bonus Compensation Deferrals made under this Plan for the 2013 Plan Year.

3.3 Special Enrollment Election. An Eligible Employee who is in Global Job Level 140 for a Plan Year may elect to make Excess Bonus Compensation Deferrals in an amount specified in accordance with Section 3.5(b) by submitting a proper and timely election to do so under the Plan during Special Enrollment for a Plan Year and in accordance with this Section 3.3, the requirements of Section 409A and any rules established by the Committee. Any such election shall continue in effect until amended or suspended pursuant to Section 3.4 below.

3.4 Amendment or Suspension of Election. A Member may not change his or her deferral election for a Plan Year during that Plan Year. However, a Member’s deferral election for a Plan Year will be automatically cancelled if a Member receives a hardship withdrawal under the Qualified Plan, incurs a Disability or obtains a distribution under Section 6.4 on account of an Unforeseeable Emergency during a year. A Member may change or suspend his or her deferral election for the following Plan Year during Annual Enrollment or Special Enrollment, as applicable, for that Plan Year.

3.5 Amount of Election.

(a) Each deferral election made during Annual Enrollment for Excess Regular Earnings Deferrals and Excess Bonus Compensation Deferrals must specify the amount of Excess Regular Earnings Deferrals and Excess Bonus Compensation Deferrals in a whole percentage from 1% to 30% of the Eligible Employee’s Excess Regular Earnings and Excess Bonus Compensation unless the Committee establishes a lesser percentage for the Plan Year.

(b) Each deferral election made during Special Enrollment for Excess Bonus Compensation Deferrals must specify the amount of Excess Bonus Compensation Deferrals in a whole percentage from 0% to 60% of the Eligible Employee’s total Excess Bonus Compensation unless the Committee establishes a lesser percentage for the Plan Year.

SECTION 4. EMPLOYER ACCRUALS.

4.1 Employer Accrual Matching Contributions. An Employer Accrual will be credited to a Member’s Account equal to the eligible portion of the Member’s Excess Regular Earnings Deferrals and Excess Bonus Compensation Deferrals contributed to the Plan as a result of any election made pursuant to Section 3.5(a), limited to the maximum percentage rate of “Matching Contributions” with respect to “Elective Deferrals” and “After-Tax Contributions,” each as applicable under the Qualified Plan (this Employer Accrual is referred to herein as a Matching Contribution). Matching Contributions shall be credited as soon as practicable following the payroll period for which matching contributions are made under the Qualified Plan.

4.2 Employer Accrual Profit Sharing Contributions. An Employer Accrual will be credited to any Eligible Employee’s Account who receives a Profit Sharing Contribution under the Qualified Plan for a Plan Year that is limited by Section 401(a)(17) of the Code for the year in which the Profit Sharing Contribution is paid when taken together with all other compensation counted against such limit for such year, including Eligible Employees who have not elected to make Excess Regular Earnings Deferrals or Excess Bonus Compensation Deferrals for the Plan Year (this Employer Accrual is referred to herein as a Profit Sharing Contribution). The amount of any such Profit Sharing Contribution shall be equal to the excess profit sharing contribution that the Eligible Employee was not eligible to receive under the Qualified Plan as a result of Section 401(a)(17) of the Code and such Profit Sharing Contribution shall be credited as soon as practicable following the payroll period for which profit sharing contributions are made under the Qualified Plan.

4.3 Vesting. Matching Contributions and Profit Sharing Contributions shall vest at the same rate, and subject to the same rules, as the corresponding matching contributions and profit sharing contributions made under the Qualified Plan for the same period. Transferred Accounts shall be fully vested at all times.

4.4 Forfeiture of Nonvested Contributions. The nonvested portion of Matching Contributions and Profit Sharing Contributions credited to a Member’s Account shall be forfeited upon the occurrence of the earlier of: (i) the date upon which the Member takes a complete distribution of his or her Account, or (ii) the date upon which the Member incurs five (5) consecutive one-year Breaks in Service (as determined in accordance with the Qualified Plan).

SECTION 5. INDIVIDUAL ACCOUNT.

5.1 Creation of Accounts. The Company will maintain an Account and/or a Transferred Account under the Plan in the name of each Member, as applicable. Each Member’s Account will be credited with the amount of the Member’s Excess Regular Earnings Deferrals, Excess Bonus Compensation Deferrals, Matching Contributions and Profit Sharing Contributions, and will be adjusted for earnings and losses thereon based on the applicable investments elected or deemed elected pursuant to Section 5.4. Each Member’s Transferred Account will be adjusted for earnings and losses thereon based on the applicable investments elected or deemed elected pursuant to Section 5.4.

5.2 Payment Option Elections.

(a) Regular Payment Option Elections. The Member shall elect the particular Payment Option that is to apply to amounts credited to the Member’s Account in accordance with consistent rules established by the Committee in its sole and absolute discretion and in accordance with Section 409A, subject to the following:

(i) the Member must make a Payment Option election at the time the Member first elects to make Excess Regular Earnings Deferrals or Excess Bonus Compensation Deferrals under the Plan, or

(ii) if a Member is not eligible to make Excess Regular Earnings Deferrals or Excess Bonus Compensation Deferrals under the Plan but such Member received a Profit Sharing Contribution for the immediately preceding Plan Year, such Member must make a Payment Option election for amounts credited to the Member’s Account in future Plan Years during Annual Enrollment for the following Plan Year.

Notwithstanding the foregoing, any Eligible Employee who becomes eligible to participate in an account balance plan that must be aggregated with the Plan under Section 409A before he or she otherwise would become eligible to participate in this Plan has thirty (30) days from the date he or she first becomes eligible to participate in such other plan to elect his or her Payment Option for all amounts that may be credited to his or her Account in this Plan in the future.

(b) Deemed Payment Option Elections. A Member shall be deemed to have made a Payment Option election to receive amounts credited to the Member’s Account in a single lump sum payment in the January after his or her Separation from Service if (i) the Member does not make a timely election pursuant to Section 5.2(a), or (ii) the Member does not make an Excess Regular Earnings Deferral election or an Excess Bonus Compensation Deferral election but receives a Profit Sharing Contribution for the Plan Year (in this case, the deemed Payment Option election shall apply only to the Profit Sharing Contribution made for such Plan Year).

(c) Payment Option Elections Binding. Any Payment Option election made or deemed made for an Account under the Plan shall apply with respect to a Member’s entire Account under the Plan (see Section 5.2(e) for distribution elections attributable to Transferred Accounts), except as follows: (i) Members who are subject to a deemed Payment Option election for a Profit Sharing Contribution pursuant to Section 5.2(b)(ii) shall be permitted to make a separate Payment Option election pursuant to Section 5.2(a) for amounts credited to the Member’s Account in future Plan Years, (ii) Payment Option elections shall be cancelled to the extent provided in Section 5.3 below, (iii) a Member may make a subsequent election to change the Member’s Payment Option election to the extent permitted by Section 6.8, and (iv) the distribution of any Key Employee’s Account shall be subject to Section 6.5.

(d) Payment Option Elections for 2013 Plan Year. Notwithstanding anything stated herein, distribution elections made under the Pfizer Nonfunded Deferred Compensation and Savings Plan for deferrals made in calendar year 2013 shall apply for purposes of (i) Excess Regular Earnings Deferrals, (ii) Excess Bonus Compensation Deferrals of Bonus Compensation equal to 30% or less of the Member’s total Excess Bonus Compensation, (iii) Matching Contributions made on (i) and (ii), and (iv) Profit Sharing Contributions, in each case, made under this Plan for the 2013 Plan Year. An Eligible Employee who is in Global Job Level 140 for a Plan Year who elects to make Excess Bonus Compensation Deferrals of Bonus Compensation above 30% of the Eligible Employee’s total Excess Bonus Compensation shall make a Payment Option election pursuant to Section 5.2(a)(i) for all amounts credited to the Member’s Account other than those set forth in the immediately preceding sentence.

(e) Payment Option Elections for Transferred Accounts. Except as set forth in Sections 6.3 and 6.6, distribution provisions applicable to any Transferred Account shall be binding and shall continue in effect pursuant to the terms of the applicable Prior Plan unless changed (if permitted) in accordance with the terms of the applicable Prior Plan.

5.3 Exceptions to Binding Payment Option Election. Notwithstanding any Payment Option elected (or deemed elected) pursuant to Section 5.2: (i) if the value of a Member’s Account, Transferred Account and all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated, along with the Member’s Account and/or Transferred Account, as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2) is $10,000 or less as of the last business day of the calendar year of the Member’s Separation from Service, the Member’s Payment Option election shall be paid in a lump sum in the January following the Member’s Separation from Service; (ii) if a Member incurs a Disability before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the Member’s Payment Option election shall be cancelled and the balance of the Member’s Account shall be paid in a single lump sum distribution the January after the Member has been determined to have incurred a Disability; and (iii) if a Member dies before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the Member’s Payment Option election shall be cancelled and the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member’s death occurs. Except as set forth herein, this Section 5.3 does not apply to Transferred Accounts.

5.4 Investments. Amounts contributed to any Account as Excess Regular Earnings Deferrals or Excess Bonus Compensation Deferrals shall be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in (i) Company common stock (the “notional stock fund”), or (ii) any other investment that the Committee makes available under the Plan (together, the “Plan Investments”), as elected by the Member pursuant to rules established by the Committee or any designee of the Committee. Amounts contributed to any Account as Matching Contributions or Profit Sharing Contributions shall initially be deemed invested in Company common stock and shall be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in such Company common stock. The Committee may establish rules as it deems necessary or appropriate, in its sole discretion, that shall apply for purposes of determining the value of the deemed investments and the timing, frequency and permissibility of transfers from one Plan Investment to another of any amounts credited to any Account or Transferred Account. Distributions and withdrawals from the Plan shall be valued as of the distribution date except as otherwise provided by the Committee.

No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust. The Accounts and Transferred Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts or Transferred Accounts. The Plan is subject to the full faith and credit of the Company, and Members would be general creditors in the event of the Company’s insolvency.

Members subject to Section 16 of the Securities Exchange Act of 1934 shall be subject to such additional rules as may be required by the Company in order to ensure compliance with applicable securities laws.

SECTION 6. DISTRIBUTION OF ACCOUNTS.

6.1 Distribution of Benefits. Except as provided in Sections 6.3 and 6.6, distribution of a Member’s Transferred Accounts shall be made in cash and shall be paid in accordance with the distribution provisions of the Prior Plans. Except as otherwise provided in this Section, Section 5.3 and the Plan, a Member shall be paid the balance of his or her Account following his or her Separation of Service in cash and in accordance with the Payment Option or Payment Options elected (or deemed elected) by the Member as permitted under the Plan. In certain limited circumstances as permitted by the Plan, a Member may have different Payment Option elections with respect to different portions of his or her Account (for example, for a Member who leaves the Company for a period of time, and subsequently rejoins the Company, will be permitted to make a new Payment Option election under the Plan with respect to amounts credited to the Member’s Account after the Member rejoined the Company, which may be different than the Payment Option election the Member made for amounts credited to the Member’s Account before the termination of employment).

6.2. Benefits Subject to Withholding. Amounts payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes or other taxes or deductions which are required to be withheld from such payments by applicable laws and regulations. An Employer may withhold any taxes or other deductions required by applicable laws and regulations with respect to any deferral, accrual or amount payable under this Plan from other compensation of the Member in the year in which such tax liability or other required deduction accrues or, if permitted by applicable laws and regulations, in the year following the year in which such tax liability or other required deduction accrues.

6.3 Disability. Notwithstanding (i) any provision of the Plan to the contrary, (ii) any Payment Option elected (or deemed elected) pursuant to Section 5.2, or (iii) subject to the Member’s consent obtained in connection with the adoption of this Plan, any distribution provision applicable to any Transferred Account, if a Member incurs a Disability before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member has been determined to have incurred a Disability; provided the foregoing rule shall not apply to any Member who incurs a Disability before June 24, 2014 to the extent that such rule would result in the deferral of any separate payment in violation of Section 409A.

6.4 Distributions on Account of Unforeseeable Emergency; Pharmacia Savings Plus+Plan. Notwithstanding any provision of the Plan to the contrary or any distribution election made (or deemed made) by a Member with respect to a Transferred Account attributable to the Member’s participation in the Pharmacia Savings Plus+Plan, upon the occurrence of an Unforeseeable Emergency, such Member may withdraw all or any portion of his or her Transferred Account balance attributable to amounts, including Grandfathered Amounts, accrued under the Pharmacia Savings Plus+Plan (as adjusted for earnings and losses) provided that the amounts distributed with respect to an Unforeseeable Emergency (including any Grandfathered Amounts distributed under the rules of the Pharmacia Savings Plus+Plan) may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Member’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

6.5 Delay for Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions (other than distributions of Grandfathered Amounts in Transferred Accounts) may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the January following the date of death of the Key Employee or the date the Key Employee incurs a Disability). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the day that is six (6) months following the Member’s Separation from Service (or, if earlier, the January following the Member’s death or the date the Member incurs a Disability).

6.6 Distributions upon Death. Notwithstanding (i) any provision of the Plan to the contrary, (ii) any Payment Option elected (or deemed elected) pursuant to Section 5.2, or (iii) subject to the Member’s consent obtained in connection with the adoption of this Plan, any distribution provision applicable to any Transferred Account, if a Member dies before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member’s death occurs; provided the foregoing rule shall not apply to any Member who dies before June 24, 2014 to the extent that such rule would result in the deferral of any separate payment in violation of Section 409A.

6.7 Change in Control; Pharmacia Savings Plus+Plan. Notwithstanding any provision in the Plan or the Pharmacia Savings Plus+Plan to the contrary or distribution election made (or deemed made) by a Member with respect to the non-Grandfathered Amounts of a Transferred Account attributable to the Pharmacia Savings Plus+Plan (as adjusted for earnings and losses), such portion of the Member’s Transferred Account shall be distributed in an immediate lump sum payment upon the occurrence of a

Change in Control that is a “Change in Control Event.” For these amounts a “Change in Control Event” means an event described in Code Section 409A(a)(2)(A)(v) or otherwise under Section 409A. This Section 6.7 does not apply with respect to the Grandfathered Amounts of Transferred Accounts attributable to the Pharmacia Savings Plus+Plan, which shall be subject to the definition of change in control set forth in the Pharmacia Savings Plus+Plan and which shall be distributed in accordance with the terms of the Pharmacia Savings Plus+Plan in connection with any such change in control.

6.8 Subsequent Elections. Notwithstanding any provision of the Plan to the contrary or any elected Payment Option or deemed elected Payment Option, the Committee may permit any Member to make one or more subsequent elections to change the Payment Option election for any Account, provided that such election shall be effective only if the following conditions are satisfied:

(a) The election may not take effect for at least twelve (12) months;

(b) The election must be made at least twelve (12) months before payments would have otherwise begun;

(c) A distribution may not be made earlier than at least five (5) years from the date the distribution (or, with respect to installments, the first scheduled installment) would have otherwise been made; and

(d) No election may be made if a Member has elected to receive their distribution (or portion thereof) in installments and such installment distributions have begun.

Distribution elections made (or deemed made) may be changed only to the extent provided by, and in accordance with, the terms of the applicable Prior Plan.

6.9 Effect of Taxation. If a portion of the Member’s Account or Transferred Account balance is includible in income under Section 409A, such portion shall be distributed immediately to the Member.

6.10 Permitted Delays. Notwithstanding the foregoing, to the extent permitted by applicable laws and regulations, including Section 409A, any payment on account of a Member under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a) The Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m); or

(b) The making of the payment would violate federal securities laws or other applicable law.

SECTION 7. NATURE OF INTEREST OF MEMBER.

7.1 General. Participation in this Plan will not create, in favor of any Member, any rights or lien in or against any of the assets of any Employer, and all amounts of Excess Regular Earnings, Excess Bonus Compensation and Employer Accruals deferred hereunder and any other amounts allocated to any Account or Transferred Account shall at all times remain an unrestricted asset of the Employer. A Member’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Member or any person, and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Member except as provided in Section 7.2 below.

7.2 Funding upon Change in Control. In the event of a Change in Control (as defined in the Zoetis Inc. 2013 Equity and Incentive Plan), the Company shall immediately establish and fully fund a trust or trust(s) to pay all Member benefits that are or may be payable under the Plan. No later than December 31 of each Plan Year thereafter, the Company and/or Employer shall make such additional contributions to the trust or trusts to fully fund the additional benefits that may become payable under the Plan. Any successor to the Company (whether direct or indirect and whether by purchase, merger (forward or reverse triangular), consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including the ultimate parent entity in any reverse triangular merger or similar transaction) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any such successor to the Company’s business and/or assets.

SECTION 8. ADMINISTRATION.

8.1 Committee. This Plan will be administered by the Committee.

8.2 Powers of the Committee. The Committee’s powers under this Plan shall include, but are not limited to, the power:

(a) to determine who are Eligible Employees for purposes of participation in the Plan;

(b) to interpret the terms and provisions of the Plan and the Prior Plans and to determine any and all questions arising under the Plan or Prior Plans, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision; and

(c) to adopt rules consistent with the Plan or Prior Plans.

8.3 Claims Procedure. Any request by a Member or any other person for any benefit alleged to be due under the Plan shall be known as a “Claim” and the Member or other person making a Claim, or the authorized representative of either, shall be known as a “Claimant.” The Committee has sole discretion to determine whether a communication from an individual shall be a Claim for purposes of this Section 8.3 and Section 8.4. To the extent of their responsibility to review benefit claims or to review the denial of benefit claims, the Committee and the reviewer shall have full authority to interpret and apply, in their discretion, the provisions of the Plan. The decisions of the Committee and reviewer shall be final and binding upon any and all Claimants, including, but not limited to, Members and their Beneficiaries, and any other individuals making a Claim or requesting review of a Claim through or under them, and shall be afforded the maximum deference permitted by law. A Member may not maintain a court action over a disputed claim until he or she has exhausted the Plan’s claims procedures.

A Claimant may submit a written application to the Committee for payment of any benefit that he or she believes may be due him or her under the Plan, in accordance with Plan procedures. Such application shall include a general description of the benefit which the Claimant believes is due, the reasons the Claimant believes such benefit is due and any information as the Committee may reasonably request. The Committee will process the Claimant’s application within ninety (90) days of the receipt of the Claim by the Committee unless special circumstances require an extension of time for processing the Claim. In such event, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period but in no event shall the extension exceed a period of ninety (90) days from the end of such initial period. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If the Committee has not determined the Claimant’s eligibility for a Plan benefit within this ninety (90) day period (one hundred eighty (180) day period if circumstances require an extension of time), the Claim is deemed denied. A Claim is considered approved only if such approval is memorialized by the Committee in writing.

If a Claim is denied in whole or in part, the notice of denial shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, (iv) an explanation of the Plan’s claim review procedure, and (v) an explanation that, if an adverse determination is made on review, the Claimant may have a right to bring civil action under Section 502(a) of ERISA. Within sixty (60) days of the receipt of a notice of denial of a Claim in whole or in part or a deemed denial, a Claimant (i) may request a review upon written application to the Committee, (ii) may review documents pertinent to the Claim, and (iii) may submit issues and comments in writing to the Committee. The Claimant shall be provided upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s Claim for benefits.

The Committee will review a Claim for which a request for review has been made and render a decision not later than sixty (60) days after receipt of a request for review; provided, however, that if special circumstances require extension of a time for processing, a decision shall be rendered no later than one hundred and twenty (120) days after receipt of the request for review. Written notice of any such extension shall be furnished to the Claimant within sixty (60) days after receipt of request for review. The Committee’s decision shall be in writing and shall set forth (i) the specific reason or reasons for the denial on review, (ii) specific reference to the pertinent Plan provisions on which the denial on review is based, (iii) an explanation that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Claim for benefits, and (iv) an explanation that if an adverse determination is made on review, the Claimant may have the right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the applicable time, the Claim shall be deemed denied on review.

8.4 Limitation on Period for Filing Claims. No claim for benefits based upon a claim that contributions were not properly made under this Plan shall be approved under this Plan, and no action may be brought for benefits under this Plan pursuant to the denial of such a claim pursuant to Section 8.3 of this Plan, unless such claim for benefits is duly filed under Section 8.3 of this Plan no later than the last day of the second Plan Year beginning after the Plan Year in which the claim alleges that the contributions should have been credited.

SECTION 9. NO EMPLOYMENT RIGHTS.

No provisions of the Plan or any action taken by the Company, the Board of Directors, the Committee, or any of their properly authorized representatives shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Member is specifically reserved.

SECTION 10. AMENDMENT, SUSPENSION, AND TERMINATION.

The Board of Directors or its authorized designee shall have the right to amend, suspend, or terminate the Plan at any time, except that the Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations. Except as provided in the next sentence, no amendment, suspension or termination shall, without the consent of a Member, adversely affect the amount of the Member’s benefits in his or her Account or Transferred Account as of the date of such amendment, suspension or termination. Upon termination of the Plan, distribution of the balances in Accounts and Transferred Accounts shall be made to Members and Beneficiaries in the manner and at the time provided in the Plan (or the Prior Plan) unless the Board of Directors or its designee determines in its sole and absolute discretion that all such amounts shall be distributed upon termination and in accordance with the requirements of Section 409A. Upon termination of the Plan, no further deferrals under the Plan shall be permitted; however, earnings, gains and losses shall continue to be credited to Account and Transferred Account balances in accordance with the Plan and the Prior Plans, as applicable, until the Account and Transferred Account balances are fully distributed. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions of the Plan until the Member’s benefits have been paid in full. Notwithstanding the foregoing, no amendment of the Plan shall apply to Grandfathered Amounts in Transferred Accounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to Grandfathered Amounts in Transferred Accounts.

SECTION 11. PROVISIONS GOVERNED BY CODE SECTION 409A.

Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Section 409A. Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Committee if, and to the extent deemed necessary or advisable, to comply with Section 409A including, but not limited to, a six (6) month delay in payment to a Key Employee, which shall be paid as provided in Section 6.5. Nothing in this Section shall be construed as an admission that any of the benefits payable under this Plan (or any predecessor Plan) constitutes “deferred compensation” subject to the provisions of Section 409A.